UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Internet Capital Group, Inc.

(Name of Registrant as Specified in Its Charter)

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INTERNET CAPITAL GROUP, INC.

690 LEE ROAD, SUITE 310

WAYNE, PENNSYLVANIA 19087

PHONE: (610) 727-6900

FAX: (610) 727-6901

Notice of Annual Meeting of Stockholders

Dear Internet Capital Group Stockholder:

You are invited to attend the Internet Capital Group, Inc. 2006 Annual Meeting of Stockholders.

Date:	June 16, 2006
Time:	10:00 a.m., EDT
Place:	The Radnor Hotel
591 East Lancaster Avenue
St. Davids, PA 19087

Only stockholders who owned stock at the close of business on April 5, 2006 can vote at this meeting or any adjournments that may take place.

The purposes of the Annual Meeting are:

(1)	to elect three Class I directors, each for a term of three years or until their respective successors have been elected and qualified;

(2)	to ratify the appointment of KPMG LLP as the Company’s independent registered public accountant for the fiscal year ending December 31, 2006; and

(3)	to transact any other business that may properly come before the meeting.

For those of you who are unable to attend the meeting in person, we invite you to listen over the internet through the Company’s website at http://www.internetcapital.com/investorinfo-preswebcast.htm.

We consider your vote important and encourage you to vote as soon as possible.

By Order of the Board of Directors,

/s/ Suzanne L. Niemeyer	April 28, 2006
Suzanne L. Niemeyer Secretary

INTERNET CAPITAL GROUP, INC.

690 LEE ROAD, SUITE 310

WAYNE, PENNSYLVANIA 19087

PHONE: (610) 727-6900

Fax: (610) 727-6901

www.internetcapital.com

PROXY STATEMENT FOR

2006 ANNUAL MEETING OF STOCKHOLDERS

JUNE 16, 2006

This proxy statement and the accompanying proxy card are being mailed, on or about May 4, 2006, to owners of shares of Internet Capital Group, Inc. (the “Company”) Common Stock in connection with the solicitation of proxies by the Board of Directors for the 2006 Annual Meeting of Stockholders (the “Annual Meeting”). This proxy procedure is necessary to permit all holders of Common Stock, many of whom live throughout the United States of America and in foreign countries and are unable to attend the Annual Meeting, to vote. The Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

VOTING PROCEDURES

Your vote is very important. Your shares can only be voted at the Annual Meeting if you are present or represented by proxy. Whether or not you plan to attend the Annual Meeting, you are encouraged to vote by proxy to ensure that your shares will be represented. Most stockholders have a choice of voting by means of the internet, by using a toll-free telephone number or by completing a proxy card and mailing it in the postage-paid envelope provided. Please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Please be aware that if you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible. Also note that proxies submitted by telephone or the internet must be received by 11:59 p.m., EDT, on June 15, 2006.

You may revoke this proxy at any time before it is voted by written notice to the Secretary of the Company, by submission of a proxy bearing a later date or by casting a ballot at the Annual Meeting. Properly executed and delivered proxies that are received before the Annual Meeting’s adjournment will be voted in accordance with the directions provided or, if no directions are provided, your shares will be voted by one of the individuals named on your proxy card as recommended by the Board of Directors. If you wish to give a proxy to someone other than those named on the proxy card, you should cross out those names and insert the name(s) of the person(s), not more than three, to whom you wish to give your proxy.

If you want to vote in person at the meeting and you hold shares of Company Common Stock in street name, you must obtain a proxy card from your broker and bring that proxy card to the meeting, together with a copy of a brokerage statement reflecting your stock ownership as of the record date.

Who can vote? Stockholders as of the close of business on April 5, 2006 are entitled to vote. On that day, approximately 39,177,195 shares of Common Stock were outstanding and eligible to vote. Each share is entitled to one vote on each matter presented at the Annual Meeting. A list of stockholders eligible to vote will be available at the offices of Dechert LLP, Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania 19104 beginning June 6, 2006. Stockholders may examine this list during normal business hours for any purpose relating to the Annual Meeting.

How does the Board recommend I vote? The Board recommends a vote FOR each Board nominee and FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accountant.

What shares are included in the proxy card? Each proxy card you receive represents all the shares of Common Stock registered to you in that particular account. You may receive more than one proxy card if you hold shares that are either registered differently or in more than one account. Each share of Common Stock that you own entitles you to one vote.

How do I vote by proxy? Most stockholders have three ways to vote by proxy: by telephone, via the internet or by returning the proxy card. To vote by telephone or via the internet, follow the instructions set forth on each proxy card you receive. To vote by mail, sign and date each proxy card you receive, mark the boxes indicating how you wish to vote, and return the proxy card in the postage-paid envelope provided. Do not return the proxy card if you vote via the internet or by telephone.

How are votes counted? The Annual Meeting will be held if a quorum, consisting of a majority of the outstanding shares of Common Stock entitled to vote, is represented. Broker non-votes, votes withheld and abstentions will be counted for purposes of determining whether a quorum has been reached. When nominees, such as banks and brokers, holding shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners by the tenth day before the Annual Meeting, the nominees may vote those shares only on matters deemed routine by Nasdaq. Items 1 and 2 described in this proxy statement are deemed routine matters. On non-routine matters, nominees cannot vote and there is a so-called “broker non-vote” on that matter. Because directors are elected by a plurality of the votes cast, abstentions will have no effect on the election of directors. Because Item 2 requires for its approval the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this Item, any abstentions will have the effect of votes against this Item.

Who will count the vote? The Company’s Transfer Agent and Registrar, Mellon Investor Services LLC, will tally the vote.

Who is soliciting this proxy? Solicitation of proxies is made on behalf of the Board of Directors of the Company. The Company will pay the cost of preparing, assembling and mailing the notice of Annual Meeting, proxy statement and proxy card. The Company has also hired D. F. King & Co., Inc., a proxy solicitation firm, for a fee of $5,500 plus expenses. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone or other electronic means. The Company will reimburse brokerage houses and other nominees for their expenses in forwarding proxy material to beneficial owners of the Company’s Common Stock.

What if I can’t attend the meeting? If you are unable to attend the meeting in person, the Company invites you to listen to the meeting over the internet through the Company’s website at http://www.internetcapital.com/investorinfo-preswebcast.htm. Please go to the Company’s website approximately fifteen minutes early to register and download any necessary audio software. If you do not attend the meeting in person and you intend to vote, you must vote your shares by proxy, via the internet or by telephone by the applicable deadline.

CORPORATE GOVERNANCE PRINCIPLES

General. In accordance with the Delaware General Corporation Law and the Company’s restated certificate of incorporation, as amended, and amended and restated by-laws, the Company’s business, property and affairs are managed under the direction of the Board of Directors. Although the Company’s non-management directors are not involved in the day-to-day operating details, they are kept informed of the Company’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by the officers of the Company at meetings of the Board of Directors and committees of the Board of Directors.

Director Independence. The Board has determined that seven of the Company’s nine directors are independent as defined in the applicable Nasdaq rules. The following directors were determined to be independent: David J. Berkman, Thomas A. Decker, David K. Downes, Thomas P. Gerrity, Robert E. Keith, Jr., Warren V. Musser and Philip J. Ringo. Walter W. Buckley, III and Michael D. Zisman were not determined to be independent.

Meeting Attendance by Directors. The Board of Directors held eleven meetings in 2005. Pursuant to the Company’s policy on executive Board sessions, the Board met in executive session without members of management present at each regularly scheduled Board meeting. Each of the incumbent directors attended at least 75% of the meetings of the Board of Directors and Board Committees on which he served in 2005. The Company has a policy that each director is expected to attend the Company’s annual stockholder meeting. Eight of the Company’s nine directors attended the 2005 annual meeting of stockholders.

Lead Independent Director. It is the policy of the Company that a lead independent director be elected annually. The role of lead independent director is to ensure that the Company’s independent directors are presented with the opportunity to hold an executive session of independent directors at each regularly scheduled Board meeting, to act as a liaison between the Chairman and the independent directors, to consult with management regarding scheduling Board meetings and reviewing Board agendas and to preside at Board meetings when the Chairman is not present (including executive sessions of the independent directors). In December 2004, the Board elected Mr. Ringo to serve as the Company’s lead independent director until the 2006 Annual Meeting. The position of the Lead Independent Director rotates annually among the chairs of the Company’s standing committees.

Change in Director Occupation or Retirement. Directors must volunteer to resign from the Board when they retire or change the principal position they held when they were initially elected to the Board and upon reaching age seventy-two; provided, however, that the age limitation does not apply to individuals serving as directors as of December 10, 2004.

Director Service on Other Boards. Directors are encouraged to limit the number of boards on which they serve. No director may serve as a director on more than six boards of public, for-profit companies without the prior approval of the Company’s Board and no director may join the board of any public, for-profit company without first notifying the Company’s Board.

Communications with the Board of Directors. If you would like to communicate with the Company’s directors, please send a letter to the following address: Internet Capital Group, Inc., Attention: Board of Directors c/o General Counsel, 690 Lee Road, Suite 310, Wayne, PA 19087. The Company’s General Counsel will review each such communication and forward a copy to each member of the Board of Directors.

Code of Conduct. The Board is committed to ethical business practices. The Company adopted a corporate code of conduct in 2000 and amended and restated this code in 2004. This code of conduct applies to all of the Company’s employees and directors and includes the code of ethics for the Company’s principal executive officer, principal financial officer, principal accounting officer or controller within the meaning of the Securities and Exchange Commission (“SEC”) regulations adopted under the Sarbanes-Oxley Act of 2002. The Company’s corporate code of conduct is posted on the Company’s website at http://www.internetcapital.com/investorinfo-corpgov.htm. Please note that none of the information on the Company’s website is incorporated by reference in this proxy statement.

Committees of the Board of Directors. The Board of Directors currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

Audit Committee. The Audit Committee monitors the Company’s compliance with appropriate legal and regulatory standards and requirements. The Audit Committee annually selects the Company’s independent registered public accountant, reviews its performance and the terms of its engagement and exercises oversight of its activities. It serves as an independent and objective party to monitor the Company’s financial reporting process and internal control systems, along with reviewing and appraising the audit efforts of the Company’s independent registered public accountant. It also provides an open avenue of communication among the independent registered public accountant, financial and senior management and the Board. A detailed list of the Audit Committee’s functions is included in its charter, which is posted on the Company’s website at http://www.internetcapital.com/investorinfo-corpgov.htm.

The current members of the Audit Committee are Messrs. Decker, Downes and Ringo. The Audit Committee consists entirely of directors who the Board has determined in its business judgment are independent as defined in the applicable Nasdaq rules and the rules under the Securities and Exchange Act of 1934 as in effect on the date this proxy statement is first being mailed to stockholders (the “Exchange Act”). In addition, the Board has determined that Mr. Downes is an audit committee financial expert as defined by the rules under the Exchange Act. The Audit Committee held eight meetings during 2005.

Compensation Committee. The Compensation Committee reviews and approves the Company’s compensation philosophy and oversees the compensation and benefit programs that cover the Company’s employees. The Compensation Committee reviews and approves, or recommends that the Board approve, the total compensation package for each executive officer, including the grant of stock options and other equity incentives under the Company’s equity compensation plans. The Compensation Committee also evaluates the performance of the Company’s Chief Executive Officer against pre-established criteria and it reviews with the Chief Executive Officer the performance of each executive officer that reports to the Chief Executive Officer. The Compensation Committee operates pursuant to a charter that is available on the Company’s website at http://www.internetcapital.com/investorinfo-corpgov.htm.

The current members of the Compensation Committee are Messrs. Berkman, Downes and Gerrity. The Compensation Committee consists entirely of directors who the Board has determined in its business judgment are independent as defined in the applicable Nasdaq rules. The Compensation Committee held four meetings during 2005.

Nominating and Governance Committee. The primary function of the Nominating and Governance Committee is to focus on issues surrounding the composition and operation of the Board. The Nominating and Governance

Committee identifies and recommends candidates to serve on the Board and takes steps to ensure that the structure and practices of the Board provide for sound corporate governance. The Nominating and Governance Committee operates pursuant to a charter that is posted on the Company’s website at http://www.internetcapital.com/investorinfo-corpgov.htm. The Nominating and Governance Committee identifies individuals, including those recommended by stockholders, believed to be qualified as candidates for Board membership. In identifying candidates, the Nominating and Governance Committee takes into account all factors it considers appropriate, which include ensuring that a majority of directors satisfy the independence requirements of Nasdaq, the SEC or other appropriate governing body and that the Board as a whole is comprised of directors who represent a mix of backgrounds and experiences that will enhance the quality of the Board’s deliberations and decisions. The Nominating and Governance Committee has identified the following attributes that it believes would be ideal for new Board members to possess: experience in running and growing a successful business or large division, board experience, knowledge of the technology industry, an entrepreneurial nature, time and energy to commit to being an active Board member, leadership skills, business acumen and strength of character. The Nominating and Governance Committee has the authority to retain search firms to assist it in identifying candidates to serve as directors.

The Nominating and Governance Committee considers stockholder nominees for director in the same manner as nominees for director from other sources. Stockholder suggestions for nominees for director should be submitted to the Company’s Corporate Secretary no later than the date by which stockholder proposals for action must be submitted and should include the following information: (a) the recommending stockholder’s name, address, telephone number and the number of shares of the Company’s stock held by such individual or entity and (b) the recommended candidate’s biographical data, statement of qualification and written consent to nomination and to serving as a director, if elected.

The current members of the Nominating and Governance Committee are Messrs. Berkman, Decker, Gerrity and Ringo. The Nominating and Governance Committee consists entirely of directors who the Board has determined in its business judgment are independent as defined in the applicable Nasdaq rules. The Nominating and Governance Committee held two meetings during 2005.

Director Compensation. Directors who are part of management of the Company do not receive compensation for their services as directors. All non-management directors receive base cash compensation in the amount of $30,000 per year, paid in quarterly installments of $7,500. Non-management directors receive $1,000 for each Board or committee meeting that they attend. Non-management directors who serve as committee chairs receive $10,000 annually in respect of each committee that they chair.

Non-management directors are awarded an initial stock option grant of 15,000 shares that vest over four years. Non-management directors are annually awarded 2,500 deferred stock units for their service on the Board. Non-management directors who serve as committee chairs of standing committees are annually awarded 750 deferred stock units for each committee that they chair. Non-management directors who serve on standing committees in a capacity other than chair are annually awarded 250 deferred stock units in respect of each committee that they serve on in such capacity. Annual grants of deferred stock units in respect of Board and committee service vest on the one-year anniversary of the date of grant.

On February 25, 2005, the Board approved granting a one-time award of 7,500 deferred stock units to non-management directors.

Each non-management director is also eligible to participate in the Deferred Stock Unit Program administered by the Compensation Committee. Pursuant to this program a non-management director may receive, in exchange for deferring receipt of all or a portion of his cash fees, a stock award, the receipt of which is deferred until the non-management director terminates service. The stock award will provide each participating non-management director with the deferred right to receive a number of shares of Common Stock of the Company that is equal to his deferred fees divided by 75% of the fair market value of a share of the Company’s Common Stock as of the date on which his fees otherwise would have been paid.

Equity Ownership Guidelines. The Company established an equity ownership guideline for the Company’s non-management directors in February 2005. Pursuant to this guideline, within four years, non-management directors are expected to acquire equity in the Company valued at four times the amount of the annual base cash compensation. On July 22, 2005, the Company established equity ownership guidelines for the Company’s senior management pursuant to which they are expected to hold, until termination of employment, the lesser of (i) 40% of any restricted stock grant vesting on or after July 22, 2005 and (ii) stock valued at 300% of annual base salary in the case of the Company’s Chief Executive Officer and stock valued at up to 150% of annual base salary in the case of the Company’s Managing Directors and Chief Financial Officer.

SUBMISSION OF STOCKHOLDER PROPOSALS AND

DIRECTOR NOMINATIONS

Under the rules of the SEC, stockholders wishing to have a proposal included in the Company’s proxy statement for the 2007 Annual Meeting of Stockholders must submit the proposal so that the Secretary of the Company receives it no later than January 4, 2007. The SEC rules set forth standards as to what stockholder proposals are required to be included in a proxy statement. Under the Company’s by-laws, certain procedures must be followed for a stockholder to nominate persons as directors or to introduce a proposal at an annual meeting. A stockholder wishing to make a nomination for election to the Board of Directors or to have a proposal presented at an annual meeting must submit written notice of such nomination or proposal so that the Secretary of the Company receives it not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided; however, that in the event that the date of the meeting is advanced by more than 20 days from such anniversary date or delayed by more than 70 days from such anniversary date, notice by the stockholder must be received no later than the close of business on the 10th day following the date on which public announcement of the date of such meeting was made. The Company’s by-laws set forth certain informational requirements for stockholders’ nominations of directors and proposals.

ELECTION OF DIRECTORS

ITEM 1 ON PROXY CARD

The Company’s by-laws provide that the Company’s business shall be managed by a Board of Directors of not less than five and not more than nine directors, with the number of directors to be fixed by the Board of Directors from time to time. The Company’s by-laws also divide the Company’s Board of Directors into three classes: Class I, Class II and Class III, each class being as nearly equal in number as possible. The directors in each class serve terms of three years and until their respective successors have been elected and have qualified. There are currently three directors in each class.

The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting of stockholders for a three-year term. The term of the Class I directors, David J. Berkman, David K. Downes and Warren V. Musser, will expire at the Annual Meeting. The other six directors will remain in office for the remainder of their respective terms, as indicated below.

The Nominating and Governance Committee identifies and recommends candidates to serve on the Board. Director candidates are nominated by the Board of Directors. Stockholders are also entitled to nominate director candidates for the Board of Directors in accordance with the procedures set forth in the Company’s by-laws.

At the Annual Meeting, three Class I directors are to be elected. All of the director nominees are currently directors of the Company. All nominees have consented to being named as nominees for directors of the Company and have agreed to serve if elected. The directors will be elected to serve for three-year terms and until their successors have been elected and have qualified. If some or all of the nominees should become unavailable to serve at the time of the Annual Meeting, the shares represented by proxy will be voted for any remaining nominee(s) and any substitute nominee(s) designated by the Board of Directors. Director elections are determined by a plurality of the votes cast.

Set forth below is information regarding each nominee for Class I director and each Class II and Class III director, each of whose term will continue after the Annual Meeting.

Nominees For Class I Directors

David J. Berkman. Mr. Berkman has served as a director of the Company since January 2001. He is the Managing Partner of Liberty Associated Partners, LLC, a private equity firm primarily engaged in the telecommunications, technology, and internet market segments. Mr. Berkman serves as a director of Entercom, Inc., the fourth largest US radio broadcaster, Cibernet, Inc., a service provider to the wireless industry, Current Communications Group, LLC, a company that develops powerline technologies, XOS Technologies, Inc., a company that provides sports coaching products and devices and Jingle Networks, a provider of free directory assistance information. Civically, he serves on the Board of Trustees of the Kimmel Center for the Performing Arts, the Board of Overseers for the University of Pennsylvania School of Engineering and The Franklin Institute. Age: 44.

David K. Downes. Mr. Downes has served as a director of the Company since October 2003. Since early 2004, Mr. Downes has served as Independent Chairman of the Board of Trustees of the Quaker Investment Trust, the President and CEO and a director of CRAFund Advisors, Inc. and the President and Treasurer of The Community Reinvestment Act Qualified Investment Fund. Since 2005, Mr. Downes has served as a director of CorrectNet and Oppenheimer Funds. Mr. Downes was also appointed Chair of US Trust Investment Committee of Glaxo Smith Kline. From 1995 until October of 2003, Mr. Downes served as Chief Operating Officer and Chief Financial Officer of Lincoln National Investment Companies and Delaware Investments, the investment management subsidiary of the Lincoln Financial Group. He also served as the Chairman and Chief Executive Officer of Delaware Investments’ retirement business from 1997 to 2003, President and Chief Executive Officer of Delaware Service Company from 1993 to 2003, and President and Chief Executive Officer of Delaware Investments Family of Funds from 1997 to 2003. In addition, he served as President and a member of the board of Lincoln National Convertible Securities Fund, Inc. and the Lincoln National Income Funds, Inc. from 2000 to 2003. Prior to joining Delaware Investments, Mr. Downes was Vice Chairman, Chief Financial Officer and a member of the board of directors of Equitable Capital Management Corporation, an investment subsidiary of the Equitable Assurance Society. Among his earlier achievements, Mr. Downes was the Chief Financial Officer of Merrill Lynch Pierce Fenner and Smith, Inc. and corporate controller of Merrill Lynch & Company, Inc. Age: 66.

Warren V. Musser. Mr. Musser has served as a director of the Company since March 2000. Mr. Musser is the Managing Director of The Musser Group, a financial consulting company, and Chairman Emeritus at Safeguard Scientifics, Inc. He previously served as Chairman and Chief Executive Officer of Safeguard Scientifics, Inc. from 1953 until April 2001. Mr. Musser is Chairman of Intrepid Capital Partners LLC and Chairman and Co-Chief Executive Officer of Epitome Systems. He also serves as a director and Vice Chairman of NutriSystem, Inc. and Chairman of the Board of Telkonet, Inc. Mr. Musser serves on a variety of civic, educational and charitable boards of directors, and serves as Co-Chairman of The Eastern Technology Council and Chairman of Economics PA. Age:79.

The Board of Directors recommends a vote FOR all of the listed nominees.

Incumbent Class II Directors – to Continue in Office for Terms Expiring in 2007

Thomas A. Decker. Mr. Decker has served as a director of the Company since October 2004. Mr. Decker is currently the Chairman of the Pennsylvania Gaming Control Board. From May 2000 through December 2004, he served as Managing Partner of Cozen O’Connor. He previously served as Executive Vice President and General Counsel of Asbury Automotive Group, as Senior Vice President and General Counsel for Unisource Worldwide, Inc., and as Executive Vice President, Chief Operating Officer and General Counsel for Saint-Gobain Corporation. He is a former Commissioner of the Delaware River Port Authority and PATCO. He currently serves as a member of the GESU School, the YMCA of Philadelphia and Vicinity, the Philadelphia Zoo and is a member of the Board of Business Advisors for the University of Virginia Law School. Age: 60.

Dr. Thomas P. Gerrity. Dr. Gerrity has served as a director since December 1998. Dr. Gerrity also served as the Dean of The Wharton School of the University of Pennsylvania from July 1990 to June 1999. He is currently Professor of Management at The Wharton School. Dr. Gerrity also serves as a director of CVS Corporation, Fannie Mae, Hercules, Inc., Knight-Ridder, Inc. and Sunoco, Inc. Age: 64.

Robert E. Keith, Jr. Mr. Keith has served as a director of the Company since its inception in March 1996 and was Chairman of the Board of Directors from inception until December 2001. Mr. Keith is also a Managing Director of TL Ventures, a $1.4 billion group of venture capital funds focused on technology services, software communications and life sciences. In addition to his work with individual companies, Mr. Keith is Chief Executive Officer of Technology Leaders Management Inc., which is responsible for the management of the funds. He is also a senior advisor to, and co-founder of, EnerTech Capital, a $290 million specialty firm focused on early to expansion-stage venture investments in principally U.S.-based software, technology and services businesses that serve the energy and communications industries. Prior to his affiliation with TL Ventures in 1989, Mr. Keith held executive positions with Fidelity Bank in Philadelphia for over 20 years, most recently as Vice Chairman. At Fidelity, he headed the Corporate Banking Department, which included specialized and commercial lending groups and several non-banking subsidiaries. Mr. Keith serves on the Boards of Directors of a number of the TL portfolio companies. In addition, he is Chairman of Safeguard Scientifics, Inc. and Vice Chairman and a member of the Board and Executive Committee of Ben Franklin Technology Partners. Age: 64.

Incumbent Class III Directors – to Continue in Office for Terms Expiring in 2008

Walter W. Buckley, III. Mr. Buckley is a co-founder and has been a director of the Company since March 1996 and is currently the Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Buckley has served as Chairman since December 2001, as Chief Executive Officer since March 1996, and as President from March 1996 to December 2001 and reassumed the title of President in December 2002. Prior to co-founding the Company, Mr. Buckley worked for Safeguard Scientifics, Inc. beginning in 1987 as a financial analyst and as Vice President of Acquisitions from 1991 to February 1996. Mr. Buckley directed many of Safeguard Scientifics’ investments and was responsible for developing and executing Safeguard Scientifics’ multimedia and internet investment strategies. Mr. Buckley serves as a director of ICG Commerce Holdings, Inc. Age: 46.

Philip J. Ringo. Mr. Ringo has served as a director of the Company since January 2003. Mr. Ringo is currently the Chairman and Chief Executive Officer of RubberNetwork.com LLC, the first and largest tire and rubber industry strategic sourcing consortium. From 1999 to 2001, Mr. Ringo was the President, Chief Operating Officer and a director of ChemConnect, a leading internet marketplace serving the global chemicals and plastics industry. Mr. Ringo also serves as a director of Australian Railroad Group Pty. Ltd., one of Australia’s largest private rail operators, Genesee & Wyoming Inc., a world-class provider of rail freight transportation and its supporting services, Trimac Leasing Services Ltd., a U.S. based provider of services in highway transportation of bulk commodities. Age: 64.

Dr. Michael D. Zisman. Dr. Zisman has served as a director of the Company since June 2001 and from September 2004 has provided consulting services to the Company. The Board has determined that he is an executive officer of the Company. From January 2003 to July 2004, Dr. Zisman was a Vice President in the Corporate Strategy Group of IBM Corporation. During 2001 and 2002, Dr. Zisman worked in the IBM Storage Systems Group. In 2002, he was General Manager of Storage Software, a new “start-up” within IBM. From 1997 through 2000, he led IBM’s entry into the knowledge management market and distributed learning market. In 1995 and 1996, Dr. Zisman was CEO of Lotus Development Corporation. Prior to becoming CEO of Lotus, he was Senior Vice President of the Lotus Communications Products Group. Dr. Zisman has served on the IBM Worldwide Management Council and the IBM Corporate Technology Council. Dr. Zisman joined Lotus in 1994 after the acquisition by Lotus of Soft-Switch, Inc., a software firm that he founded in 1979 and headed until its acquisition by Lotus. Soft-Switch was the leading supplier of software and systems products to interconnect the wide range of electronic mail systems that were popular in the 1980s. Prior to founding Soft-Switch, he was a member of the faculty at the Sloan School of Management at MIT. Dr. Zisman serves as a trustee of the University of Pennsylvania and Lehigh University and an overseer of the University of Pennsylvania School of Engineering and Applied Science. He also serves as a director of 4R Systems, Inc., ICG Commerce Holdings, Inc., Investor Force Holdings, Inc., Metastorm Inc. and the Philadelphia Orchestra. Age: 57.

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

ITEM 2 ON PROXY CARD

The Audit Committee has selected KPMG LLP, as the independent registered public accountant to examine the Company’s financial statements and internal controls over financial reporting for 2006. Although action by the stockholders on this matter is not required, the Audit Committee and the Board of Directors believe it is appropriate to seek stockholder ratification of this selection in light of the role played by the independent registered public accountant in reporting on the Company’s financial statements and related internal controls. Ratification requires the affirmative vote of a majority of eligible shares present at the Annual Meeting, in person or by proxy, and voting thereon. If this appointment is not ratified by the stockholders, the Audit Committee may reconsider its selection.

One or more representatives of KPMG LLP are expected to attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Other Fees

During 2004 and 2005 the Company paid the following amounts to KPMG LLP:

	2004	2005
Audit Fees (1)	$1,504,159	$1,300,806
Tax Compliance Fees (2)	$184,925	$114,915
Tax Consulting Fees (3)	$—	$6,750
All Other Fees	$534	$—

(1)	These fees include amounts billed by KPMG LLP for similar services to the Company’s majority-owned subsidiaries and amounts for the audits of (i) the effectiveness of internal control over financial reporting and (ii) management’s assessment of the effectiveness of internal control over financial reporting.

(2)	Fees were for tax compliance services rendered to the Company and its majority-owned subsidiaries.

(3)	Fees were for tax consulting services rendered to the Company and its majority-owned subsidiaries.

The Audit Committee believes that KPMG LLP’s provision of non-audit services is compatible with maintaining such firm’s independence.

Pre-approval of services

The Audit Committee’s policy is to pre-approve the engagement of accountants to render all audit and tax-related services for the Company, as well as any changes to the terms of the engagement. The Audit Committee will also pre-approve all non-audit related services proposed to be provided by the Company’s independent registered public accountant. The Audit Committee reviews the terms of the engagement, a description of the engagement, and a budget for the engagement. The request for services must be specific as to the particular services to be provided. Requests are aggregated and submitted to the Audit Committee in one of the following ways: requesting approval of services at a meeting of the Audit Committee, through a written consent or by a designated member of the Audit Committee. The Audit Committee has pre-approved 100% of the total 2005 services.

The Board of Directors recommends a vote FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accountant.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Company’s Board of Directors. Management of the Company is responsible for the Company’s financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accountant is responsible for auditing those financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as an opinion on management’s assessment of, and the effective operation of, internal control over financial reporting. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

The Audit Committee selects the independent registered public accountant to be retained to audit the Company’s financial statements and internal control over financial reporting, and once retained, the independent registered public accountant reports directly to the Audit Committee. The Audit Committee consults with and reviews recommendations made by the independent registered public accountant with respect to financial statements, financial records and financial controls of the Company and makes recommendations to the Board of Directors as it deems appropriate from time to time. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the independent registered public accountant. The Audit Committee is composed of at least three directors who are independent as that term is defined by applicable Nasdaq and SEC rules. The Audit Committee operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee’s charter is posted on the Company’s website at http://www.internetcapital.com/investorinfo-corpgov.htm.

The Audit Committee met with management periodically during fiscal year 2005 to consider the adequacy of the Company’s internal controls, and discussed these matters with the Company’s independent registered public accountant, KPMG LLP. The Audit Committee also discussed with senior management the Company’s disclosure controls and procedures and the certifications by the Company’s Chief Executive Officer and Chief Financial Officer, which are required by the SEC under the Sarbanes-Oxley Act of 2002 for certain of the Company’s filings with the SEC.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the 2005 Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee also reviewed Management’s Report on Internal Control over Financial Reporting with management.

The Audit Committee reviewed with the independent registered public accountant, who is responsible for expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles, as well as an opinion on management’s assessment of, and the effective operation of, internal control over financial reporting. The Audit Committee discussed with the Company’s independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 61 and such other matters as are required to be discussed under auditing standards generally accepted in the United States of America. The Audit Committee received the written disclosures and the letter from the Company’s independent registered public accountant relative to their independence with respect to the Company. In addition, the Audit Committee discussed with the independent registered public accountant the compatibility of non-audit services with the independent registered public accountant’s independence.

The Audit Committee discussed with the Company’s independent registered public accountant the overall scope and plans for its 2005 audit. The Audit Committee met with the independent registered public accountant, with and without management present, to discuss the results of its audit, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. The Audit Committee held eight meetings during the fiscal year 2005.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report for the fiscal year ended December 31, 2005 that was filed with the SEC.

The Audit Committee has selected the firm of KPMG LLP as independent registered public accountant to audit and report upon the Company’s financial statements and internal controls over financial reporting for 2006. In making this selection, the Audit Committee has considered whether KPMG LLP’s provision of services other than audit services is compatible with maintaining their independence.

AUDIT COMMITTEE

David K Downes, Chairman

Thomas A. Decker

Philip J. Ringo

COMPENSATION COMMITTEE REPORT

Role of Committee

The Compensation Committee establishes, oversees and directs the Company’s executive compensation programs and policies and administers the Company’s equity compensation plans. The Compensation Committee seeks to align executive compensation with Company objectives and strategies, financial performance and the creation of stockholder value. The Compensation Committee consists of three independent directors. The Compensation Committee engages an independent consultant to advise it on matters related to executive compensation.

The Compensation Committee regularly reviews and approves generally all compensation strategies of the Company. The Compensation Committee annually evaluates and approves corporate goals and objectives relevant to executive compensation and evaluates performance in light of achievement of such goals and objectives. Additionally, the Compensation Committee examines and determines, or recommends that the Board determine, the actual compensation of the Company’s executive officers.

Compensation Philosophy

The Company aims to attract, motivate and retain exceptional executives and key employees to drive the Company’s success by offering competitive compensation programs that are closely aligned with long-term stockholder interests. The Company seeks to reward employees for their contributions to the Company’s achievements and to encourage executives to operate the Company from the viewpoint of stockholders.

The Company’s compensation program balances cash and equity compensation. Executive compensation consists primarily of (i) an annual salary, (ii) an annual incentive bonus based upon the achievement of specific business goals and (iii) equity-based compensation that generally vests over time, with accelerated vesting occurring in some cases upon achievement of certain business goals. The Compensation Committee believes it is important to place a high percentage of executive officers’ total compensation at risk, principally in the form of annual performance-based bonuses and equity-based compensation whose increase in value is directly linked to the creation of stockholder value. In addition to tying compensation to the achievement of specific Company goals, compensation is also tied to individual contributions and accomplishments.

Compensation

Annual cash compensation consists of base salaries and incentive bonuses. Base salaries are established initially on the basis of subjective factors, including experience, individual achievements and the level of responsibility assumed at the Company, as well as compensation practices by competitive peers and other competitors for talent. The

Compensation Committee reviews executive officers’ compensation each year to evaluate annual compensation based on each executive officer’s past performance, expected future contributions, compensation practices among competitive peers and competitors for talent, and the scope and nature of responsibilities of the executive officer, including changes in such responsibilities.

The Compensation Committee believes that a significant portion of the executive officer’s total compensation, in the form of incentive bonuses, should be tied to the achievement of the Company’s annual goals and individual performance. Annually, the Compensation Committee evaluates how the Company performed against the specific goals established and determines an appropriate bonus achievement level.

In addition to base salaries and incentive bonuses, the Compensation Committee also provides equity-based compensation. The Company grants restricted stock, stock appreciation rights (“SARs”) and stock options to executive officers, key employees and other employees of the Company in order to focus their efforts on the long-term enhancement of stockholder value and to retain their services to the Company. The stock options granted by the Company have a fixed exercise price equal to the market value of the Common Stock on the date of grant and generally vest over a three-year or four-year period. In certain cases, the vesting of options is less than three or four years if certain financial targets are met. Restricted stock grants generally vest over a three-year to four-year period. In certain cases, vesting accelerates upon achievement of certain net income or stock price targets. SARs are settled in the Company’s Common Stock and have a base price equal to the fair market value of the Company’s Common Stock on the date of grant.

2005 Chief Executive Officer Compensation

The Compensation Committee determined the 2005 annual compensation of Mr. Buckley, Chief Executive Officer and President, in accordance with the above discussion and pursuant to his employment agreement. The Compensation Committee set Mr. Buckley’s target bonus under the 2005 incentive bonus plan at 150% of his base salary.

In early March 2005, the Compensation Committee established specific business goals against which the Company’s executive officers would be measured for purposes of awarding bonuses. The primary objectives of this bonus plan were to grow the revenues and value of the Company’s core partner companies and drive such companies towards positive cash flow.

The bonus plan was structured so that 80% of the bonus target was tied to quantitative goals, with the remaining 20% based on qualitative measures. The quantitative goals consisted of achievement of specified levels of revenue and net income for certain of the Company’s partner companies, with the performance of individual partner companies weighted based on each partner company’s estimated value to the Company, and realization of a specified increase in the estimated value of the Company’s assets. The qualitative goals included the following factors: (1) effectiveness of capital and asset management, (2) execution of the Company’s acquisition strategy, (3) expansion of the Company’s capital base, (4) performance and effectiveness of partner company executives, (5) reaction to unforeseen market/business conditions and (6) adherence to budget.

In January 2006, the Compensation Committee evaluated the performance of the Company in realizing the specific business goals established for the 2005 incentive bonus plan and reviewed management’s analysis of execution against the 2005 bonus goals. An independent human resources consulting firm participated in the Compensation Committee meeting regarding bonus determinations and indicated its agreement with the analysis.

The Compensation Committee noted that 2005 was a year of great achievement for ICG. Key 2005 accomplishments included the achievement of strong annual core company revenue growth, strengthening of the Company’s balance sheet through monetizations and debt repurchases, the acquisition of an interest in WhiteFence, the pending listing of GoIndustry on the London Stock Exchange’s AIM market and the enhancement of CommerceQuest’s value through the merger with Metastorm.

The Compensation Committee determined that under Mr. Buckley’s leadership the Company’s performance against the specified bonus goals was excellent. The Company made steady progress against its core company operating goals. The Company exceeded the target net income goal for its partner companies and earned a 29% performance level out of a 25% target achievement level for this goal. The net income results included planned increases in spending areas such as research and development, sales and marketing. The Company achieved a 34% performance level out of a 35% target achievement level with respect to its partner company revenue goal. Realization of a specified percentage increase in the Company’s asset value accounted for a total of 20% of the potential bonus award. The Company exceeded the specified goal and achieved a 20% performance level in respect of this goal.

The Compensation Committee tied 20% of the bonus potential to execution of qualitative goals, with an emphasis on the goal of effectively managing the Company’s asset and capital base through acquisitions, monetizations and expansion of its capital base. During 2005, the Company captured $161 million in value through the disposition of interests in LinkShare, Blackboard, Co-nect, Verticalnet and Arbinet. These monetizations, particularly the LinkShare sale to Rakuten, provided the Company with sufficient capital to develop its strategy without the need to expand its current capital base. As a result of its increased financial flexibility, the Company was able to acquire an interest in WhiteFence, its first new partner company since 2001, increase its stakes in StarCite and Investor Force, and repurchase $23 million face amount of debt. Based on these achievements and taking into consideration the other qualitative goals, the Compensation Committee awarded a 13% performance level out of the potential 20%.

Based on the achievement of the specified 2005 quanitative and qualitative goals described above, the Compensation Committee determined that the Company earned 96% out of the 100% target achievement level. Accordingly, after taking into account the recommendation of the Company’s independent human resources consulting firm, the Compensation Committee awarded 96% of Mr. Buckley’s target bonus.

On July 22, 2005, the Compensation Committee made a grant of restricted stock and SARS to Mr. Buckley, other Company employees and a consultant in light of positive developments that occurred during 2004, including the retirement of the Company’s convertible subordinated notes prior to maturity and completion of a new financing that restored the Company to a sound financial position. The grant was also intended to bring management’s potential ownership level in line with ownership levels of management of similarly situated companies, as well as to align management’s interests with stockholder interests so that executives manage from the perspective of owners. This grant was also designed to provide sufficient long-term incentives to motivate and retain management.

The July 22, 2005 grant to Mr. Buckley consisted of 130,000 shares of restricted stock and 616,000 SARs. Twenty-five percent of the restricted shares vested in November 2005 and 25% vest each of November 2006, 2007 and 2008. The SARs have a base price of $7.34, the fair market value of the Company’s Common Stock on the date of grant, will be settled in stock and vest as follows: 154,000 shares vest in July 2006 and then monthly thereafter on a pro rata basis through July 2009. In connection with this grant, the Company established stock ownership guidelines for its executive officers, including Mr. Buckley. Under these guidelines, Mr. Buckley is expected to own Company Common Stock in the lesser amount of (1) 40% of the number of shares of restricted stock that vest subsequent to July 22, 2005, and (2) stock with a fair market value of 300% of Mr. Buckley’s base compensation.

In addition to the compensation described above, in 2005 the Company paid premiums for Mr. Buckley’s medical, dental and vision insurance in the amount of $13,716 and paid $4,408 in respect of premiums for disability and life insurance. Mr. Buckley is eligible to defer bonus or salary pursuant to a deferred compensation plan that pays participants for deferrals at an interest rate equal to the prime rate plus 3%. Neither Mr. Buckley nor any other employee has deferred compensation pursuant to this plan. The Company does not provide any retirement plan or SERP for any employee.

In January 2006, the Compensation Committee reviewed Mr. Buckley’s base compensation level and determined to maintain his base compensation at the same level.

2005 Compensation for Other Named Executive Officers

The Compensation Committee determined the 2005 annual compensation of Messrs. Alexander, Dolanski and Zisman, the Company’s other named executive officers, in accordance with the above discussion on annual compensation.

The Compensation Committee set the target bonus under the 2005 incentive bonus plan at 100% of base salary for each of its other executive officers. The awards for Messrs. Alexander, Dolanski and Zisman ranged from between

96% and 99% of target bonus amounts and were based primarily upon achievement of the quantitative and qualitative objectives outlined above.

On July 22, 2005 the Compensation Committee granted restricted shares of Common Stock and SARs to the Company’s executive officers based on the rationale described above and in amounts commensurate with the executive officer’s skills, performance and responsibilities. Twenty-five percent of each restricted share award vested in November 2005 and 25% vests in each of November 2006, 2007 and 2008. The SARs have a base price of $7.34, the fair market value of the Company’s Common Stock on the date of grant, will be settled in stock and vest as follows: 25% of each SAR grant vests in July 2006 and thereafter monthly vesting occurs on a pro rata basis through July 2009.

In July 2005, the Company also entered into letter agreements with Messrs. Alexander and Dolanski, which provide for certain severance compensation in the event of termination of employment without cause prior to December 31, 2008. These agreements are described under the heading “Employment, Separation and Change of Control Agreements,” included elsewhere in this proxy statement. In connection with these agreements and equity grants, the Company established stock ownership guidelines for its executive officers. Under these guidelines, Messrs. Alexander, Dolanski and Zisman are expected to own Company Common Stock in the lesser amount of (1) 40% of the number of shares of restricted stock that vest subsequent to July 22, 2005, and (2) stock with a fair market value of 150% of their respective base compensation.

In January 2006, the Compensation Committee reviewed the base compensation of the Company’s executive officers and determined that no increases to base compensation would be made at such time.

Reasonableness of Executive Compensation

In January 2006, the Compensation Committee reviewed tally sheets setting forth all components of each executive officer’s compensation, including salary, bonus, equity, benefits, severance arrangements and any perquisites. Based on this evaluation, the Compensation Committee determined that the total compensation in the aggregate for each of the executive officers is reasonable and not excessive.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), provides that a publicly held company may not deduct, in any taxable year, compensation paid to its Chief Executive Officer and next four highest paid officers in excess of one million dollars, unless the excess compensation meets the requirements of “performance-based” compensation under Section 162(m) of the Code. To qualify as “performance-based” compensation, the award must become payable solely on account of the attainment of one or more pre-determined performance goals, as set by the Compensation Committee of the Board of Directors. Grants of stock options and SARs under the Company’s plans generally will meet the requirements of “performance-based compensation.” Restricted stock grants generally will not qualify as, and performance units may not qualify as, “performance-based compensation.” The Compensation Committee takes the deductibility of compensation into account when making grants, however, the Compensation Committee believes that there may be circumstances in which the Company’s interests are best served by maintaining flexibility in the way compensation is provided, whether or not it is fully deductible under Section 162(m).

COMPENSATION COMMITTEE

David J. Berkman, Chairman

David K. Downes

Dr. Thomas P. Gerrity

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth, for the fiscal years ending December 31, 2005, 2004 and 2003, certain information regarding the cash compensation paid by the Company, as well as certain other compensation paid or accrued for such year, to each of the executive officers of the Company named below, in all capacities in which they served during the period for which they were determined to be executive officers.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation (2)	Restricted Stock Awards (3)	Securities Underlying Options/ SARs	All Other Compensation (4)
Walter W. Buckley, III	2005	$400,000	$576,000	—	$954,200	616,000	$18,124
Chairman of the Board, Chief Executive Officer and President	2004	$400,000	$570,000	—	$1,122,560	—	$17,092
	2003	$400,000	$570,000	—	—	—	$13,806

Douglas A. Alexander	2005	$350,000	$345,600	—	$932,180	497,000	$17,049
Managing Director (5)
Anthony P. Dolanski	2005	$350,000	$336,000	—	$571,052	325,000	$14,303
Former Chief Financial Officer (6)	2004	$350,000	$332,500	—	$532,926	—	$12,683
	2003	$350,000	$332,500	—	—	—	$10,815
Michael D. Zisman	2005	$360,000	$345,600	—	$1,101,000	430,000	—
Managing Director and Director (5), (7)

(1)	Bonus amounts are in included in the year earned rather than in the year paid. Each of Messrs. Buckley and Dolanski utilized fifty percent of their 2004 bonus, net of taxes, to purchase Company Common Stock in the open market. Fifty percent of the 2003 bonus awarded to each of Messrs. Buckley and Dolanski, net of taxes, was paid in the form of Company Common Stock. The number of shares granted was derived using the market value of the Company’s Common Stock on the date of the grant.

(2)	The value of certain perquisites and other personal benefits is not included in the amounts disclosed because it did not exceed for any officer in the table above the lesser of $50,000 and 10% of the total annual salary and bonus reported for such named executive officer.

(3)

Shares of restricted stock granted to Mr. Buckley in July 2005 vest as follows: 32,500 shares vested in November 2005 and 32,500 shares will vest in each of November 2006, 2007 and 2008. Shares of restricted stock granted to Mr. Buckley in March 2004 vest as follows: 6,250 shares vested in each of March 2005 and 2006 and 6,250 shares vest in each of March 2007 and 2008; 25,000 vest upon the earlier of achieving positive net income for 3 consecutive quarters or March 2008; 12,500 shares vest upon the earlier of the Company’s stock price equaling or exceeding $20.00 per share for 30 consecutive trading days or March 2008, and 12,500 shares vest upon the earlier of the Company’s Common Stock price equaling or exceeding $30.00 per share for 30 consecutive trading days or March 2008 (exclusive of the 30-day period noted above). With respect to the shares of restricted stock granted to Mr. Buckley in July 2004, 22,000 shares vested in August 2005 and 22,000 shares vest in each of August 2006, 2007 and 2008. Any dividends declared by the Company will be paid on the restricted stock.

Shares of restricted stock granted to Mr. Alexander in July 2005 vest as follows: 31,750 shares vested in November 2005 and 31,750 shares will vest in each of November 2006, 2007 and 2008. Any dividends declared by the Company will be paid on the restricted stock.

Shares of restricted stock granted to Mr. Dolanski in July 2005 vest as follows: 19,725 shares vested in November 2005 and 19,725 shares will vest in each of November 2006, 2007 and 2008. Shares of restricted stock granted to Mr. Dolanski in March 2004 vest as follows: 3,333 shares vested in each of March 2005 and 2006 and 3,333 shares vest in each of March 2007 and 2008; 13,333 shares vest upon the earlier of achieving positive net income for 3 consecutive quarters or March 2008; 6,666 shares vest upon the earlier of the Company’s Common Stock price equaling or exceeding $20.00 per share for 30 consecutive trading days or March 2008; and 6,666 shares vest upon the earlier of the Company’s Common Stock price equaling or exceeding $30.00 per share for 30 consecutive trading days or March 2008 (exclusive of the 30-day period noted above). With respect to the shares of restricted stock granted to Mr. Dolanski in July, 2004, 9,250 shares vested in August 2005 and 9,250 shares vest in each of August 2006, 2007 and 2008. Any dividends declared by the Company will be paid on the restricted stock.

Shares of restricted stock granted to Dr. Zisman in July 2005 vest as follows: 12,000 shares vested in August, 2005, 25,500 shares vested in November, 2005, 12,000 shares will vest in each of August 2006, 2007 and 2008 and 25,500 shares will vest in each of November 2006, 2007 and 2008. Any dividends declared by the Company will be paid on the restricted stock.

The number and value of the aggregate restricted stock holdings at the end of 2005 was as follows:

Mr. Buckley- 232,250 shares with a value of $1,909,095;

Mr. Alexander- 167,915 shares with a value of $1,380,261;

Mr. Dolanski- 122,765 shares with a value of $1,009,128; and

Dr. Zisman- 112,500 shares with a value of $924,750.

(4)	Reflects medical, long-term disability, short-term disability and term life insurance premiums paid by the Company. Also includes $450 for Mr. Buckley and Mr. Alexander for reimbursement of health club membership dues.

(5)	Mr. Alexander and Dr. Zisman were designated as named executive officers of the Company with respect to the Proxy Statement by the Board of Directors on February 24, 2006.

(6)	As previously reported, Mr. Dolanski ceased serving as the Company’s Chief Financial Officer on February 21, 2006.

(7)	Dr. Zisman’s services are contracted through Wayne Strategy Consultants, Inc., a company controlled by Dr. Zisman.

Stock Options/SARs/LTIPs

The following table sets forth information regarding SARs granted under the 2005 Omnibus Equity Compensation Plan during the fiscal year 2005 to the executive officers of the Company named in the Summary Compensation Table:

SAR Grants During the Year Ended December 31, 2005

Name	Number of Securities Underlying SARs Granted (1)	Percentage of Total SARs Granted to Employees in 2005	Base Price per Share(2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation at end of 10 Year SAR Term (3)
					5%	10%
Walter W. Buckley, III	616,000	17.1%	$7.34	July 22, 2015	$2,843,509	$7,206,011
Douglas A. Alexander	497,000	13.8%	$7.34	July 22, 2015	$2,294,195	$5,813,941
Anthony P. Dolanski	325,000	9.6%	$7.34	July 22, 2015	$1,500,228	$3,801,873
Michael D. Zisman	430,000	11.9%	$7.34	July 22, 2015	$1,984,917	$5,030,170

(1)	SARs granted to Mr. Buckley in July 2005 will be settled in stock and vest as follows: 154,000 shares vest in July 2006 and then monthly thereafter on a pro rata basis through July 2009. SARs granted to Mr. Alexander in July 2005 will be settled in stock and vest as follows: 124,250 shares vest in July 2006 and then monthly thereafter on a pro rata basis through July 2009. SARs granted to Mr. Dolanski in July 2005 will be settled in stock and vest as follows: 81,250 shares vest in July 2006 and then monthly thereafter on a pro rata basis through July 2009. SARs granted to Dr. Zisman in July 2005 will be settled in stock and vest as follows: 107,500 shares vest in July 2006 and then monthly thereafter on a pro rata basis through July 2009.

(2)	The Company granted SARs at a base price equal to the fair market value of its Common Stock on the date of grant, as determined by the most recent closing share price of the Company’s Common Stock prior to the Board of Directors meeting at which the grant was made, as reported on the Nasdaq Stock Market.

(3)	These amounts represent hypothetical gains that could be achieved for the respective SARs if exercised at the end of the SAR term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective SARs were granted to their expiration dates, based upon the per-share market price on the date of the grant. These assumptions are not intended to forecast future appreciation of the Company’s stock price. The potential realizable value computation does not take into account federal or state income tax consequences of SAR exercises or sales of appreciated stock.

The following table sets forth information regarding 2005 fiscal year-end option and SAR values for each of the executive officers named below:

Year-End December 31, 2005 Option and SAR Values

			Number of Securities Underlying Unexercised Options and SARs at Fiscal Year-End		Value of Unexercised In-the- Money Options and SARs at Fiscal Year-End (1) ($)
Name	Shares Acquired on Exercise	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Walter W. Buckley, III	—	—	102,083	651,417	$234,436	$670,644
Douglas A. Alexander	—	—	—	497,000	—	$437,360
Anthony P. Dolanski	—	—	80,208	332,291	—	$286,000
Michael D. Zisman	—	—	15,850	430,000	$341	$378,400

(1)	These year-end values represent the difference between the fair market value of the Common Stock subject to options (based on the stock’s closing price of $8.22 on the Nasdaq National Market on December 30, 2005) and the exercise price of the options.

Equity Compensation Plan Information

The table below summarizes the status of our equity compensation plans as of December 31, 2005:

	(a)	(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2005 Omnibus Equity Compensation Plan	3,605,750	$7.34	554,721
1999 Equity Compensation Plan	715,137	$37.73	12,012
Equity compensation plans not approved by security holders:
LGO Corporation 2001 Equity Compensation Plan	11,500	$7.71	—
Total	4,332,387	$12.36	566,733

(1)	Excludes 1,207,127 shares of restricted stock that vest in 2006 through 2008.

Under the LGO Plan, the Company reserved 250,000 shares of Company Common Stock for issuance to (i) designated employees of LGO Corporation and its affiliates or subsidiaries, (ii) designated employees of entities in which LGO Corporation has a greater than 50% ownership interest, (iii) certain advisors and consultants who perform services for LGO Corporation, its affiliates or its subsidiaries, and (iv) non-employee members of the Board of Directors of LGO Corporation. Executive officers and directors of the Company are not eligible to receive grants under the LGO Plan; however, employees of the Company who are neither executive officers nor directors of the

Company are eligible for grants. Awards under the LGO Plan may consist of grants of (i) nonqualified options, (ii) SARs, (iii) restricted shares, (iv) performance shares, (v) dividend equivalent rights and (vi) cash awards. The LGO Plan was adopted on September 5, 2001 and it terminates on September 4, 2011.

The Company does not maintain a defined benefit pension plan. The Company does sponsor a defined contribution (401(k)) plan. The Company did not make any contributions to such plan during 2005.

STOCK PERFORMANCE GRAPH

COMPARISON OF CUMULATIVE TOTAL RETURN* SINCE DECEMBER 31, 2000

AMONG INTERNET CAPITAL GROUP, INC.,

THE NASDAQ COMPOSITE INDEX AND

THE GSTI INTERNET INDEX

The following graph presents a comparison of the Company’s stock performance with that of the Nasdaq Composite Index and the Goldman Sachs Technology Internet Index from December 31, 2000 through December 31, 2005.

*	$100 invested at closing prices on December 31, 2000 in ICGE shares or in a stock index - including reinvestment of dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND DIRECTORS AND OFFICERS

The following table sets forth information with respect to shares of Common Stock beneficially owned by (i) each person or group that is known to the Company to be the beneficial owner of more than 5% of the outstanding Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and executive officers of the Company as a group. Unless otherwise specified, the information is as of February 1, 2006 and all shares are directly held. Unless otherwise noted, the address of each person below is Internet Capital Group, Inc., c/o General Counsel, 690 Lee Road, Suite 310, Wayne, PA 19087.

5% Beneficial Owners, Directors, Named Officers	Options and Warrants Exercisable Within 60 Days	Number of Shares Beneficially Owned Including Options and Warrants Exercisable Within 60 Days	Percent of Shares Outstanding
Douglas A. Alexander (1)	0	846,280	2.1%
David J. Berkman	27,750	50,189	*
Walter W. Buckley, III (2)	105,207	1,379,823	3.5%
Thomas A. Decker	4,350	17,070	*
Anthony P. Dolanski	85,677	607,381	1.6%
David K. Downes	13,400	41,216	*
Thomas P. Gerrity (3)	16,550	84,611	*
Robert E. Keith, Jr. (4).	25,900	45,332	*
R. Kirk Morgan (5)	16,544	253,289	*
Warren V. Musser (6)	25,000	37,000	*
Philip J. Ringo	18,050	37,347	*
Michael D. Zisman	25,850	642,493	1.6%
All directors and executive officers as a group (12 persons)	364,278	4,042,031	10.3%
Barclays Global Investors, N.A. (7) (8)	0	2,678,418	6.8%
Tontine Capital Partners, L.P. (7) (9)	0	2,943,100	7.5%

*	Represents less than 1%

(1)	Also includes 131,307 shares Mr. Alexander pledged to the Company as collateral for a loan that matures in December, 2006.

(2)	Includes 43,289 shares of Common Stock held by Susan R. Buckley, wife of Mr. Buckley, and 25,000 shares of Common Stock held by two trusts for the benefit of certain members of Mr. Buckley’s immediate family, each trust holding 12,500 shares of Common Stock, as to which Mr. Buckley disclaims beneficial ownership. Also includes 230,000 shares Mr. Buckley pledged to the Company as collateral for a loan that matures in December, 2006.

(3)	Includes 1,802 shares of Common Stock held by Technology Leaders Advisers IV, Inc., for which Dr. Gerrity has sole voting and investment power. Includes 44,094 shares held jointly with Anna Gerrity, wife of Dr. Gerrity. Additionally, includes 3,900 shares of Common Stock held by the Thomas P. Gerrity Generation Skipping Trust U/A 3/17/92 for the benefit of certain of Dr. Gerrity’s relatives, as to which Dr. Gerrity disclaims beneficial ownership.

(4)	Includes 10 shares held by Margot Keith, wife of Mr. Keith, as to which Mr. Keith disclaims beneficial ownership, and 375 shares held by the Keith 1999 Irrevocable Trust.

(5)	Includes 4,695 shares Mr. Morgan pledged to the Company as collateral for a loan that matures in December, 2006.

(6)	Includes 2,000 shares of Common Stock held by Hilary Musser, wife of Mr. Musser, as to which Mr. Musser disclaims beneficial ownership.

(7)	Ownership information is as of December 31, 2005, based on a Schedule 13G filed with the SEC.

(8)	Reflects shares being held in trust accounts for the economic benefit of the beneficiaries of those accounts. Includes 2,226,689 shares of Common Stock held by Barclays Global Investors, N.A. and 451,729 shares of Common Stock held by Barclays Global Fund Advisors. The address of Barclays Global Investors, N.A. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105.

(9)	Tontine Capital Partners, L.P. (“TCP”) shares voting and dispositive power with Tontine Capital Management, L.L.C. (“TCM”), the general partner of TCP, and Jeffrey L. Gendell, the managing member of TCM. The address of each of TCP, TCM and Mr. Gendell is 55 Railroad Avenue, 3rd Floor, Greenwich, CT 06830.

Shares of Subsidiary Corporations Owned by Directors and Executive Officers of the Company

ICG Commerce Holdings, Inc. (“ICG Commerce”) is a majority owned subsidiary of the Company. As of February 1, 2006, executive officers and directors of the Company beneficially own interests in ICG Commerce as described below. Mr. Alexander, an executive officer of the Company, and Dr. Gerrity, a member of the Company’s Board of Directors and a former director of ICG Commerce, directly owns less than 1% of the outstanding shares of ICG Commerce. Mr. Alexander, an executive officer of the Company, Mr. Berkman, a member of the Company’s Board of Directors, Mr. Buckley, an executive officer and director of the Company, and Mr. Keith, a director of the Company, indirectly own shares of ICG Commerce through private equity funds. Together, Messrs. Berkman, Buckley and Keith indirectly own less than 1% of the outstanding shares of ICG Commerce.

Investor Force Holdings, Inc. (“Investor Force”) is a majority owned subsidiary of the Company. As of February 1, 2006, Dr. Gerrity, a member of the Company’s Board of Directors and a former director of Investor Force, directly owns a de minimus amount of Investor Force common stock.

StarCite, Inc. (“StarCite”) is a majority owned subsidiary of the Company. As of February 1, 2006, TL Ventures owned 8.87% of StarCite. Mr. Keith, a director of the Company and of StarCite, is a managing director of TL Ventures and Chief Executive Officer of the company that is responsible for management of the TL Ventures funds. Through TL Ventures Mr. Keith indirectly owns a nominal amount of StarCite stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 17, 2004, the Company entered into an Independent Contractor Agreement with Wayne Strategy Consultants, Inc. (“WSCI”) and Dr. Zisman, a member of the Company’s Board of Directors and an executive officer of the Company. The independent contractor agreement was amended on January 18, 2005 to provide that Dr. Zisman devote approximately 90% of his full business time and effort providing services to the Company and the Company pay WSCI $360,000 per annum (pro rated for any partial calendar years). The amended agreement further provides that WSCI shall be eligible to participate in the Company’s incentive bonus plan, with an initial target bonus of 100% of the annual base compensation and with the determination of the amount of any bonus taking into account the overall percentage of target bonus declared by the Company’s Board of Directors or Compensation Committee of the Board of Directors. Additionally, the amended agreement provides that management will recommend to the Compensation Committee of the Company’s Board of Directors that WSCI be awarded equity grants in the future similar to those to be awarded to the Company’s managing directors. Such equity grants have been made directly to Dr. Zisman and are reflected in this Proxy Statement. During 2005, Dr. Zisman provided consulting services to the Company through WSCI pursuant to this agreement. The Company paid $705,600 to WSCI, an entity controlled by Dr. Zisman, in respect of the services provided by Dr. Zisman in 2005 and such amount is disclosed in the Company’s Summary Compensation Table. The Company paid $187,200 to WSCI in respect of the services provided by Dr. Zisman in 2004.

Mr. Ringo, a member of the Company’s Board of Directors, is the Chief Executive Officer of RubberNetwork.com, LLC (“RubberNetwork.com”), a tire and rubber industry strategic sourcing consortium. RubberNetwork.com has a business relationship with ICG Commerce, a majority-owned subsidiary of the Company amounting to approximately $247,312.50 of ICG Commerce’s revenue in fiscal year 2005. RubberNetwork.com has a credit for future services from ICG Commerce that equaled approximately $43,687.50 at December 31, 2005.

Mr. Keith, a member of the Company’s Board of Directors, is the Chairman of the management company for ECP II Interfund, L.P. (“ECP II”) and EnerTech Capital Partners II L.P. (“EnerTech” and, together with ECP II, the “EnerTech Funds”). Mr. Keith is a partner of the general partner of the EnerTech Funds and participates in the profits of the EnerTech Funds. Mr. Keith has an aggregate interest of less than 1% of the EnerTech Funds. In 2000, the Company committed to invest a total of $10 million for an approximate 4% ownership interest in EnerTech. From 2000 through 2003, the Company contributed $4.6 million and paid $42,164 in interest with respect to this obligation. In 2003, the Company transferred its ownership interest in EnerTech to a third party in return for the assumption of the Company’s remaining $5.4 million capital commitment. In the event that the transferee of the Company’s interest achieves a specified rate of return on its EnerTech investment, the Company is entitled to participate in profits thereafter. While an investor, the Company paid EnerTech annual management fees of about 2% of its commitment.

On October 28, 2005, the Company entered into a settlement agreement with Traffic.com, Inc. (“Traffic”), one of the Company’s publicly traded partner companies, and TL Ventures with respect to claims of disparate treatment of Traffic stockholders in connection with a Traffic financing transaction. At the time of the settlement, TL Ventures owned a majority of the stock of Traffic.com. Mr. Keith, a director of the Company, is a managing director of TL Ventures and the Chief Executive Officer of the company responsible for management of the TL Ventures funds. Under the settlement agreement, Traffic issued the Company shares of Traffic common stock with a fair value of $3.5 million at the time of issuance.

In 1999 and 2000 the Company made loans to certain employees and a director in connection with the exercise of stock options and the payment of taxes owed upon the exercise of such options. The following table sets forth information relating to executive officer indebtedness to the Company for the fiscal year ended December 31, 2005, as well as outstanding balances at March 31, 2006. The indebtedness matures in December 2006.

Name of Maker; Relationship to Company	Description of Indebtedness; Key Terms	Largest amount outstanding during 2005 (1)	Total amount outstanding on 3/31/06 (1)
Walter W. Buckley, III (director and executive officer)	To fund 5/99 option exercise; 3.97% interest; due 12/06.	$3,462,929.52	$3,496,718.03
	To fund 7/99 option exercise; 3.97% interest; due 12/06.	$9,081,717.82	$9,170,329.99
	To fund payment of tax liabilities; 3.97%; due 12/06.	$1,678,842.65	$1,695,223.46
	Aggregate amount:	$14,223,489.99	$14,362,271.48
Douglas A. Alexander (executive officer)	To fund 5/99 option exercise; 3.97% interest; due 12/06.	$2,549,613.85	$2,549,613.85
	To fund 7/99 option exercise; 3.97% interest; due 12/06.	$3,474,087.14	$3,474,087.14
	To fund payment of tax liabilities; 3.97%; due 12/06.	$506,092.33	$506,092.33
	Aggregate amount:	$6,529,793.32	$6,529,793.32
R. Kirk Morgan (executive officer)	To fund 5/99 option exercise; 3.97% interest; due 12/06.	$67,333.54	$67,990.53
	To fund 7/99 option exercise; 3.97% interest; due 12/06.	$191,708.19	$193,578.73
	Aggregate amount:	$259,041.73	$261,569.26

(1)	Includes all amounts owed as principal and capitalized or accrued interest.

As of December 31, 2005, the aggregate outstanding obligation of Mr. Buckley totaled $14,223,489.99. The recourse balance of Mr. Buckley’s loan is $2,347,500 and the non-recourse balance is secured by 230,000 shares of the Company’s Common Stock. As of December 31, 2005, the aggregate outstanding obligation of Mr. Alexander totaled $6,529,793.32. There is no outstanding recourse balance of Mr. Alexander’s loan and the non-recourse balance is secured by 131,307 shares of the Company’s Common Stock. As of December 31, 2005, the aggregate outstanding obligation of Mr. Morgan totaled $259,041.73. There is no outstanding recourse balance of Mr. Morgan’s loan and the non-recourse balance is secured by 5,618 shares of the Company’s Common Stock.

EXECUTIVE OFFICERS

The current executive officers of the Company are as follows:

Douglas A. Alexander, Managing Director. Mr. Alexander joined the Company as Managing Director in September 1997 and continued in that capacity until December 2002. From January 2003 to October 2003, Mr. Alexander was Chief Executive Officer of Traffic.com, Inc. (formerly Mobility Technologies, Inc.). Mr. Alexander returned to the Company as Managing Director in October 2003. Prior to joining the Company, in 1989 Mr. Alexander co-founded Reality Online, a financial planning tools and online services company aimed at the individual investor. Prior to co-founding Reality Online, he was a partner with Strategic Management Group, a corporate training firm. Mr. Alexander serves as a director of CreditTrade, Inc., ICG Commerce Holdings, Inc., Investor Force Holdings, Inc., The Pre-commerce Group, Qcorps Residential, Inc. dba WhiteFence and StarCite, Inc. Age: 44.

Walter W. Buckley, III, Chief Executive Officer, President and Chairman of the Board. Mr. Buckley is described above as a Class III director.

R. Kirk Morgan, Chief Financial Officer. Mr. Morgan joined the Company in March 1999 and has held several positions in the finance department. On February 21, 2006, Mr. Morgan assumed the role of Chief Financial Officer. Prior to joining the Company in 1999, Mr. Morgan was a member of the middle market and growing company audit practice at PriceWaterhouseCoopers, LLP. Age: 39.

Michael D. Zisman, Managing Director. Dr. Zisman is described above as a Class III director.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The rules of the SEC require the Company to disclose late filings of stock transaction reports by its executive officers and directors and by beneficial owners of more than 10% of the Company’s Common Stock. Based solely on a review of reports filed by the Company on these persons’ behalf and written representations from them that no other reports were required, all Section 16(a) filing requirements have been met with respect to fiscal year 2005.

EMPLOYMENT, SEPARATION AND CHANGE IN CONTROL AGREEMENTS

To induce Mr. Buckley to continue to provide services to the Company and in order to keep his compensation package competitive, the Company entered into an employment agreement with Mr. Buckley, effective March 9, 2004. The agreement contains certain terms and conditions regarding Mr. Buckley’s employment with the Company, including base salary, target bonus, specified benefits and the provision of certain benefits should his employment be terminated without cause or should he resign for good reason. The termination benefits to be provided under the employment agreement should Mr. Buckley be terminated without cause or should he resign for good reason before a change of control include: (i) payment at the time of termination of two times his annual base salary plus target bonus; (ii) a prorated bonus for the year in which termination occurs; (iii) accelerated vesting of all options and restricted stock granted under the Company’s stock option plans; (iv) continuation of medical benefits for two years after termination of employment and (v) outplacement assistance for one year after termination. If Mr. Buckley is terminated or resigns for good reason in connection with or after a change in control, he would receive: (i) payment at the time of termination of three times his annual base salary plus target bonus; (ii) a prorated bonus for the year in which termination occurs; (iii) accelerated vesting of all options and restricted stock granted under the Company’s stock option plans; (iv) continuation of medical benefits for three years after termination of employment; and (v) outplacement assistance for one year after termination. The employment agreement also includes certain releases and non-compete covenants from Mr. Buckley as well as other terms and conditions that are beneficial to the Company.

On July 28, 2005, the Company entered into a letter agreement with each of Mr. Alexander and Mr. Dolanski that provides the following benefits should the employee’s employment be terminated without cause prior to December 31, 2008: (i) payment at the time of termination of a lump sum amount equal to 12 months of base salary plus target bonus at the rate existing at termination of employment; (ii) payment of a pro rated bonus for service through the termination date based on individual performance and Company performance for that period as determined by the Board of Directors; (iii) continuation of medical and dental insurance until the earlier of (a) 12 months after termination of employment or (b) eligibility for benefits under another employer’s or spouse’s employer’s plan; (iv) executive outplacement services; and (v) a recommendation to the Compensation Committee of the Board of Directors that equity grants be subject to the better of (a) credit for an additional 12 months of service or (b) application of the terms of the relevant equity grant, in each case with the exercise period of vested equity grants extended to the earlier of (x) 24 months after termination of employment and (y) 12 months after the price of the Company’s Common Stock is maintained at a minimum closing price of $16 per share for 20 consecutive trading days, subject to adjustment for splits and the like. Additionally, under each agreement, in the event of an involuntary termination upon a change in control of the Company, the terminated employee would receive 100% acceleration of all equity grants and the term to exercise any equity grant would be extended to the remaining grant term. Availability of the foregoing severance benefits is conditioned upon the terminated employee’s execution of a release.

On February 21, 2006, the Company entered into a letter agreement with R. Kirk Morgan in connection with his promotion to the position of Chief Financial Officer. The agreement provides the following benefits should Mr. Morgan’s employment be terminated without cause prior to December 31, 2008: (i) payment at the time of termination of a lump sum amount equal to 12 months of base salary plus target bonus at the rate existing at termination of employment; (ii) payment of a pro rated bonus for service through the termination date based on individual performance and Company performance for that period as determined by the Board of Directors; (iii) continuation of medical and dental insurance until the earlier of (a) 12 months after termination of employment or (b) eligibility for benefits under another employer’s or spouse’s employer’s plan; (iv) executive outplacement services; and (v) a recommendation to the Compensation Committee of the Board of Directors that equity grants be subject to the better of (a) credit for an additional 12 months of service or (b) application of the terms of the relevant equity grant, in each case with the exercise period of vested equity grants extended to the earlier of (x) 24 months after termination of employment and (y) 12 months after the price of the Company’s Common Stock is maintained at a minimum closing price of $16 per share for 20 consecutive trading days, subject to adjustment for splits and the like. Additionally, under the agreement, in the event of an involuntary termination upon a change in control of the Company, Mr. Morgan would receive 100% acceleration of all equity grants and the term to exercise any equity grant would be extended to the remaining grant term. Availability of the foregoing severance benefits is conditioned upon Mr. Morgan’s execution of a release.

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

Messrs. Berkman, Downes and Gerrity currently serve, and during 2005 served, on the Compensation Committee. No member of the Compensation Committee is a former or current executive officer or employee of the Company or any of its subsidiaries.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you if you request one by writing or calling as follows: Investor Relations, Internet Capital Group, Inc., 690 Lee Road, Suite 310, Wayne, PA 19087, Telephone: 610-727-6900, E-mail: ir@internetcapital.com. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact the Company at the above address and phone number.

OTHER BUSINESS

The Company is not aware of any other matters that will be presented for stockholder action at the Annual Meeting. If other matters are properly introduced, the person named in the accompanying proxy will vote the shares they represent as recommended by the Board of Directors.

By Order of the Board of Directors

/s/ Suzanne L. Niemeyer
Suzanne L. Niemeyer Secretary April 28, 2006

INTERNET CAPITAL GROUP, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

June 16, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

KNOW ALL MEN BY THESE PRESENTS, that the undersigned stockholder of INTERNET CAPITAL GROUP, INC., a Delaware corporation, does hereby constitute and appoint R. Kirk Morgan and Suzanne L. Niemeyer, or either of them, with full power to act alone and to designate substitutes, the true and lawful attorneys and proxies of the undersigned for and in the name and stead of the undersigned, to vote all shares of Common Stock of Internet Capital Group, Inc. which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at The Radnor Hotel, 591 East Lancaster Avenue, St. Davids, Pennsylvania 19087, on June 16, 2006 at 10:00 a.m., and at any and all adjournments and postponements thereof, as follows:

THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2 AND WILL GRANT DISCRETIONARY AUTHORITY PURSUANT TO ITEM 3.

(CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your INTERNET CAPITAL GROUP, INC. account online.

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View account status View certificate history View book-entry information

View payment history for dividends Make address changes Obtain a duplicate 1099 tax form Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

Please Mark Here for Address Change or Comments

SEE REVERSE SIDE

ITEM 1. ELECTION OF DIRECTORS

Nominees:

(01)	David J. Berkman (02) David K. Downes (03) Warren V. Musser

FOR all nominees listed above (except as marked to the contrary)

WITHHOLD AUTHORITY to vote for all nominees listed above

To withhold authority to vote for one or more nominee(s), write that name(s) of the nominee(s) below.

ITEM 2. RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANT

FOR AGAINST ABSTAIN

ITEM 3. OTHER MATTERS

In their discretion, the proxies are authorized to vote upon such matters as may properly come before the meeting or at any adjournments thereof.

FOR AGAINST ABSTAIN

Dated:            , 2006

Signature

Signature if held jointly

NOTE: PLEASE DATE THIS PROXY, SIGN YOUR NAME EXACTLY AS IT APPEARS HEREON, AND RETURN PROMPTLY USING THE ENCLOSED POSTAGE PAID ENVELOPE. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.

FOLD AND DETACH HERE

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